Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Kenneth Boerger	Lisa Fell
Vice President and Treasurer	Director of Corporate Communications
(419) 325-2279	(419) 325-2001
ken.boerger@libbey.com	lfell@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 15, 2013

LIBBEY INC. PROVIDES THIRD QUARTER BUSINESS UPDATE

Lower-than-anticipated sales volume in the U.S. and China, as well as planned costs associated with capacity realignment and additional underutilization of capacity, are expected to negatively impact third quarter 2013 results

TOLEDO, OHIO, OCTOBER 15, 2013-- Libbey Inc. (NYSE MKT: LBY) today announced that it expects revenue for the third quarter ended September 30, 2013, to be approximately $204 million and adjusted EBITDA for the quarter to be between $27 million and $29 million, which excludes the impact of a September 2013 furnace malfunction. These figures represent a decline of approximately $5 million in revenue and $9 million to $11 million in adjusted EBITDA relative to the quarter-ended September 30, 2012.

Revenue declines were primarily experienced in the retail channel of distribution in China and the U.S. and Canada and to a lesser degree in the foodservice channel of distribution in these markets. Partially offsetting these declines was strong growth in the U. S. business-to-business channel. The declines were due to softness in consumer spending and weak overall demand in these regions. U.S. and Canada revenues were also impacted by Libbey’s decision to exit certain low-margin business.

The primary factors contributing to the decline in adjusted EBITDA from the prior-year quarter include:

•	Underabsorption of fixed costs of approximately $5 million resulting from:

◦	previously announced strategic initiatives and other planned activities of approximately $3 million as part of the capacity realignment of the Company’s North American facilities;

◦	roughly $1 million related to lower-than-expected capacity utilization at its U.S. facilities; and

◦	Upwards of $1 million negative capacity utilization impact at its facility in China related to a planned furnace rebuild.

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Libbey Inc.

•	An approximately $4 million negative impact as a result of revenue declines in the U.S. and China related to general softness in the business in those two geographies.

As the result of a furnace malfunction, the Company expects to record a special item in excess of $2 million during the third quarter of 2013 related to unexpected costs and underutilization of capacity at its Toledo, Ohio facility. Additionally, as a result of that furnace malfunction, Libbey anticipates that it will record a special item of approximately $4 million to $6 million in the fourth quarter of 2013 related to furnace repairs, underutilization of capacity and transportation costs. Libbey will pursue recovery of such costs under applicable insurance policies.

Libbey experienced continued revenue growth and strong operating performance in Mexico and Latin America and realized modest revenue growth in EMEA during the third quarter. Additionally, Libbey reaffirmed that it expects to generate between $7 million and $9 million in savings on an annual basis beginning in the first quarter of 2014 from the North American manufacturing capacity realignment.

Stephanie A. Streeter, Libbey’s chief executive officer, commented, “While we are certainly disappointed in the impact of unexpected costs and certain challenging macroeconomic factors on our third quarter results, we are pleased with the continued progress on our Libbey 2015 plan and our team’s ability to control costs despite softness in China and the U.S. We are well positioned in these markets for long-term growth as the economic environment improves and we continue to see strong results in our other high-growth markets. We will continue to focus on improving our cost structure, increasing productivity, strengthening our balance sheet and positioning the Company for profitable growth in the future.”

With respect to the fourth quarter, Libbey expects to experience continued weakness in retail demand in the U.S. and Canada and in China, partially offset by revenue growth in Mexico and Latin America, modest revenue growth in the U.S. business to business channel and revenue growth in EMEA. The Company anticipates that, for the full year 2013, it will generate adjusted EBITDA margins that are very similar to the full year 2012 adjusted EBITDA margins on 2013 annual sales that are slightly less than 2012 annual sales.

The Company plans to announce earnings and discuss results for the third quarter of 2013 on October 29, 2013. In that discussion, Libbey management will share additional information on factors contributing to the third quarter and fiscal 2013. Additionally, the Company will discuss ongoing progress within its Libbey 2015 plan.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, we believe Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its subsidiary located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other

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tabletop items principally for foodservice establishments in the United States. In 2012, Libbey Inc.'s net sales totaled $825.3 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 18, 2013. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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